UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2012

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri		63101-1826
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (314) 342-3400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 1, 2012, Peabody Energy Australia Coal Pty Limited (“PEAC”), an indirect wholly owned subsidiary of Peabody Energy Corporation (the “Company”), entered into an executive service agreement with Eric Ford pursuant to which Mr. Ford has agreed to relocate to Australia and be employed by PEAC as President-Australia and Managing Director. Mr. Ford will continue to serve as President-Australia of the Company.

Simultaneously with the commencement of his employment with PEAC on April 1, 2012, Mr. Ford’s employment with the Company and the restated employment agreement between the Company and Mr. Ford dated December 31, 2008 were terminated. This termination does not entitle Mr. Ford to any payment of benefits under the restated employment agreement.

The executive service agreement provides for a two-year term, commencing on April 1, 2012. On each day of the term, the term will be extended by one additional day unless Mr. Ford’s employment has been terminated in accordance with the executive service agreement. Mr. Ford’s employment may be terminated by him or by PEAC for any reason at any time during the term of the executive service agreement by written notice to the other party of at least 30 days in advance of the date of termination of employment.

The executive service agreement describes the compensation arrangements applicable to Mr. Ford during his employment with PEAC, which includes:

•	a base salary at the initial rate of A$820,000 per annum;

•	monthly contributions at the rate of 9% of base salary into a complying superannuation fund for his benefit;

•

an annual cash bonus in accordance with a program approved by the Company’s Board of Directors (his bonus opportunity for the 2012 fiscal year is 80% of his base salary with a maximum bonus opportunity of 160% of his base salary); and

•

eligibility to receive equity-based compensation awards under PEAC’s Long-Term Incentive Plan (the grant date value for such awards for the 2012 fiscal year is 275% of his base salary, which at PEAC’s discretion may be delivered in performance units, other equity vehicles or some combination thereof).

Following a termination of employment for any reason during the term of employment, Mr. Ford will be entitled to receive: (1) base salary accrued but unpaid prior to such termination; (2) any reimbursable business expenses not yet reimbursed; (3) payment in respect of accrued but unused annual leave and long service leave entitlements as of the date of such termination; (4) any benefits accrued and vested under any of PEAC’s employee benefit programs, plans and practices (other than long-term incentive plan or bonus entitlements) on or prior to the date of termination; and (5) an amount of US$800,000 as an additional lump sum payment already accrued to him for services previously performed in the U.S. In addition:

•

If Mr. Ford’s employment terminates due to retirement (as defined in the executive services agreement), he will also be entitled to (a) any unpaid annual cash bonus earned by him with respect to the year immediately preceding the year of termination, and (b) a one-time prorated annual cash bonus for the year of termination.

•

In the event of disability (as defined in the executive services agreement), PEAC may terminate Mr. Ford’s employment, in which case he will also be entitled to (i) any unpaid annual cash bonus earned by him with respect to the year immediately preceding the year of termination, and (ii) a one-time prorated annual cash bonus for the year of termination.

•

In the event of Mr. Ford’s death during the term of employment, PEAC will also pay to his beneficiaries or estate (x) any unpaid annual cash bonus earned by him with respect to the year immediately preceding the year of termination, (y) a one-time prorated annual cash bonus for the year of his death and (z) any other benefits to which he was entitled at the time of his death.

•

If Mr. Ford’s employment is terminated by PEAC other than for cause, disability or death or by Mr. Ford for good reason (as defined in the executive services agreement), Mr. Ford will also be entitled to the following benefits: (A) two times base salary; (B) two times the annual average of the actual cash bonuses paid to him by PEAC or by a related company for the three prior years; (C) two times nine percent of base salary (to compensate for superannuation contributions he otherwise might have received); (D) any unpaid annual cash bonus earned by him with respect to the year immediately preceding the year of termination; and (E) a one-time prorated annual cash bonus for the year of termination.

The executive service agreement provides for confidentiality obligations during and following Mr. Ford’s employment and includes noncompetition provisions that are effective during, and for one year following, his employment, and nonsolicitation provisions that are effective during, and for two years following, his employment.

The foregoing description is only a summary of certain provisions of the executive service agreement, and is qualified in its entirety by reference to the executive service agreement itself, which is filed as Exhibit 10.1 hereto and which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Executive Service Agreement entered into on April 1, 2012 between Peabody Energy Australia Coal Pty Limited and Eric Ford.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

April 5, 2012	By:	/s/ Kenneth L. Wagner
		Name:	Kenneth L. Wagner
		Title:	Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Executive Service Agreement entered into on April 1, 2012 between Peabody Energy Australia Coal Pty Limited and Eric Ford.

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